Exhibit 99.1

FOR IMMEDIATE RELEASE

ProShares Announces Changes to Silver and Gold ETFs

BETHESDA, Md. (December 20, 2018) – ProShares, a premier provider of ETFs, announced today that each of the ProShares Ultra Silver and the ProShares UltraShort Silver ETFs (the “Silver Funds”) and the ProShares Ultra Gold and the ProShares UltraShort Gold ETFs (the “Gold Funds) will change their respective benchmarks on or about January 7, 2019. The new benchmark for the Silver Funds (tickers: AGQ and ZSL) will be the Bloomberg Silver Subindex (ticker: BCOMSI) and the new benchmark for the Gold Funds (tickers: UGL and GLL) will be the Bloomberg Gold Subindex (ticker: BCOMGC).

The Bloomberg Silver and Gold Subindexes are single-commodity indexes designed to reflect the performance of silver and gold, as measured by the price of COMEX silver and gold futures contracts, respectively.

Benchmark Change Details

Ticker	ProShares Name	Current Benchmark	Current NAV Calculation Times	New Benchmark	New NAV Calculation Times
AGQ	Ultra Silver	London Silver Price	7:00 a.m. ET	Bloomberg Silver Subindex	1:25 p.m. ET
ZSL	UltraShort Silver
UGL	Ultra Gold	LBMA Gold Price	10:00 a.m. ET	Bloomberg Gold Subindex	1:30 p.m. ET
GLL	UltraShort Gold

Important Details About Changes to NAV Calculation Times and Creation/Redemption Order Cutoff Times

In order to facilitate the implementation of the benchmark changes, beginning on January 4, 2019 the Silver and Gold Funds will strike their net asset values (“NAVs”) as of 1:25 p.m. ET and 1:30 p.m. ET, respectively, and their creation and redemption order cutoff times will be 1:00 p.m. ET.

About ProShares | ProFunds:

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with more than $30 billion in assets. The company is the leader in strategies such as dividend growth, alternative and geared (leveraged and inverse). ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212-207-9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

December 20, 2018

Geared (leveraged or short) ProShares ETFs seek returns that are a multiple of (e.g., 2x or -2x) the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their holdings as frequently as daily. For more on risks, please read the prospectus.

Shares of any ETF are generally bought and sold at market price (not NAV) and are not individually redeemed from the fund. Brokerage commissions will reduce returns.

Investing involves risk, including the possible loss of principal. Investing in ETFs involves a substantial risk of loss. These geared ProShares ETFs are non-diversified and entail certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short ProShares ETFs should lose money when their benchmarks or indexes rise. The prices of gold and silver are volatile and may be affected by a number of factors, including large institutional purchases or sales, indirect investment in gold and silver, industrial usage, and political and economic concerns. Certain derivative instruments are subject to counterparty risk and credit risk, which could result in significant losses for each fund. Please see the full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

These ETFs are not investment companies regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in these ETFs involves significant risks. Investors could lose all or substantially all of their investment. These ETFs do not invest directly in commodities or currencies. These ETFs generate a K-1 tax form.

This information must be accompanied or preceded by a current ProShares Trust II prospectus. ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125, or visit ProShares.com.

“Bloomberg®,” “Bloomberg Gold Subindex” and “Bloomberg Silver Subindex” are trademarks or service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by ProShares. Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with ProShares. ProShares have not been passed on by Bloomberg or UBS as to their legality or suitability. ProShares based on these subindexes are not sponsored, endorsed, sold or promoted by Bloomberg or UBS, and they make no representation regarding the advisability of investing in ProShares. BLOOMBERG AND UBS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to these subindexes.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ sponsor.